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                                                                     Exhibit 4.4

                                                                  EXECUTION COPY

                            LOCAL MARKETING AGREEMENT

     This Local Marketing Agreement (this "Agreement") is dated as of February 11, 2003, among Pappas Telecasting of Southern California LLC, a Delaware limited liability company ("PTSC") and Pappas Southern California License LLC, a Delaware limited liability company ("PSC License" and, collectively with PTSC, "Pappas"), and Azteca International Corporation, a Delaware corporation ("AIC") and TV Azteca, S.A. de C.V., a sociedad anonima de capital variable incorporated under the laws of Mexico ("TVA") as guarantor.

     WHEREAS, PSC License is a direct, wholly-owned subsidiary of PTSC and the licensee of KAZA-TV, Avalon, California (the "Station"), pursuant to authorizations granted by the Federal Communications Commission ("FCC");

     WHEREAS, TVA, the ultimate parent of AIC, AIC and Pappas and certain affiliates of Pappas desire to settle certain disputes among them and, in furtherance thereof, have entered into that certain Settlement Agreement (the "Settlement Agreement"), dated as of the date hereof, by and among TVA, AIC, Pappas and certain other affiliates of Pappas;

     WHEREAS, it is a condition to the consummation of the transactions contemplated by the Settlement Agreement that AIC and Pappas concurrently enter into this Agreement;

     WHEREAS, AIC desires to provide programming and related services to the Station subject to the terms and conditions set forth herein and to the Communications Act of 1934, as amended ("Communications Act"), and the rules, regulations and published policies of the FCC ("FCC Rules" and, together with the Communications Act, "Communications Laws"); and

     WHEREAS, Pappas desires to accept the programming and related services to be supplied by AIC to the Station.

     NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

     1. Air Time and Transmission Services. Subject to the terms and conditions of this Agreement, beginning on the Effective Date (as defined below), AIC will broadcast, or cause to be broadcast, at AIC's expense, on the Station programming designated by AIC (the "Programming").

     2. Payments. AIC hereby agrees to pay to Pappas, as full and complete consideration for the rights granted hereunder from and after the Effective Date and on the terms and conditions herein provided, the amounts specified in Attachment A. Payments specified in Attachment A are due and payable as set forth in Attachment A. Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated, the obligation of AIC to make the payments specified in Attachment A, other than amounts that are accrued and unpaid at the date of termination, shall cease; provided, however, that if this Agreement is terminated by Pappas pursuant to Section 12.2.1, AIC shall be obligated to make the payments provided for in


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Sections 12.2.2 or 12.2.3, and, provided further, that AIC shall continue to be obligated to make the payments required pursuant to Section 10.1 for any period to and including the date of termination.

     3. Term.

     3.1. Initial Term.

     3.1.1 Subject to Section 3.2, the term of this Agreement (the "Term") shall commence on the Effective Date (as defined below) and shall continue until the Cut-Off Date or the Extended Cut-Off Date, as applicable (each, as defined in the Option Agreement, dated as of the date hereof, by and between PTSC and AIC (the "Option Agreement")), unless otherwise extended pursuant to Section 3.3 or terminated pursuant to Section 12 or Section 13.

     3.1.2 For purposes of this Agreement, "Effective Date" shall mean, subject to Section 3.2: (i) June 1, 2003, or (ii) if PTSC has exercised its right to extend the Maturity Date (as defined in the Amended and Restated Credit Agreement dated as of the date hereof between PTSC and AIC (the "Amended and Restated Credit Agreement")) pursuant to clause (i)(B) of the definition thereof in the Amended and Restated Credit Agreement, July 1, 2003, in each case, only if PTSC fails to pay in full prior to the Effective Date the PTSC Debt, including all accrued and unpaid interest thereon; provided, however, that if
(x) PTSC pays in full the PTSC Debt, including all accrued and unpaid interest thereon or (y) an EchoStar Injunction (as defined in the Amended and Restated Credit Agreement) is issued prior to June 1, 2003 or if PTSC has exercised its right to extend the Maturity Date pursuant to Section (i)(B) of the definition thereof in the Amended and Restated Credit Agreement, July 1, 2003, then this Agreement shall automatically terminate and be void ab initio, upon the occurrence of the earlier of either of such events. Notwithstanding the above, this Agreement shall automatically terminate and be void ab initio (i) at midnight New York City time on the last day of the HSR Option Effectiveness Filing Period (as defined in the Option Agreement), unless prior to such date and time the Optionee has made the initial filing under the HSR Act specified in
Section 6.8 of the Option Agreement or Pappas has received the HSR Opinion (as defined in the Option Agreement), or (ii) at midnight New York City time on April 30, 2003, if the Optionee has made the requisite filings under the HSR Act as specified in Section 6.8 of the Option Agreement and the statutory waiting period under the HSR Act in connection with such filing has not expired on or prior to April 30, 2003.

     3.2. Pampas Certificate.

     3.2.1 As a condition precedent to the commencement of the Term, which condition may be waived in the sole and absolute discretion of AIC, AIC shall have received from PTSC a certificate (the "LMA Effective Date Certificate"), dated as of the Effective Date and signed on behalf of PTSC by its manager, certifying that, as of the Effective Date, (i) the FCC Licenses (as defined in the Option Agreement) and the lease for the transmission tower with respect to the Station are in full force and effect and (ii) except for periods of operation at less than full power on a temporary basis as a result of routine


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maintenance, the Station is broadcasting in the ordinary course of business
(collectively, the "LMA Effective Date Representations").

     3.2.2 If (i) PTSC does not deliver the LMA Effective Date Certificate because one or more of the LMA Effective Date Representations fails to be true and correct, in each case on the date that otherwise would have been the Effective Date but for such failure and (ii} such failure can be cured, then PTSC shall use its reasonable commercial efforts to cure such failure as soon as reasonably practicable, including, without limitation, using insurance proceeds in accordance with Section 14.2.5, whereupon the Effective Date shall be postponed until ten (10) Business Days after the delivery to AIC of the LMA Effective Date Certificate. If such failure cannot be cured in the judgment of the FCC Expert within a reasonable period of time, then this Agreement shall terminate and the parties shall negotiate in good faith an alternative to the transactions contemplated hereby and in the Settlement Agreement.

     3.3. Extension of Term. Extension of Term. If, on and as of the Cut-Off Date or the Extended Cut-Off Date, as applicable (both as defined in the Option Agreement), (i) the Closing (as defined in the Option Agreement) contemplated by the Option Agreement has not been consummated and (ii) PTSC has not yet paid in full the PTSC Debt, including all accrued and unpaid interest thereon, then, unless earlier terminated pursuant to Section 12 or Section 13, the Term shall extend until the earlier of (x) the Maturity Date (as defined in the Amended and Restated Credit Agreement) and (y) the date that is six (6) months after the payment in full of all amounts due under the PTSC Debt, including accrued and unpaid interest thereon.

     4. Programming.

     4.1. Programming Generally. The Programming may include news, network programs, syndicated programs, barter programs, paid-for programs, locally-produced programs, advertising commercial matter (in program or spot announcement forms), promotions (including on-air giveaways), contests and public service information. The right to use the Programming and to authorize its use in any manner and in any media whatsoever shall be, and remain, vested solely in AIC, subject in all events to the rights, if any, of others in such Programming.

     4.2. Public Service Programming. Pappas will retain sole responsibility for the ascertainment of the problems, needs and concerns of residents of the Station's community of license and service area. Upon the request of Pappas, AIC will assist Pappas in ascertaining such problems, needs and concerns. AIC will make a good faith effort to include in its Programming programs which are responsive to such problems, needs and concerns. If, in Pappas' good faith judgment, the Programming does not include programming sufficiently responsive under the Communications Laws to ascertained community problems, needs and concerns, then Pappas shall have the right and the obligation to broadcast such additional programming, either produced or purchased by Pappas, as Pappas shall reasonably determine to be appropriate in order adequately to respond to ascertained community problems, needs and concerns (the "Pappas Programming"). AIC shall reimburse Pappas for the cost of any Pappas Programming if the FCC Expert determines that Pappas in its good faith judgment


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determined that the Programming did not include programming sufficient to respond to the problems, needs and concerns of residents in the Station's community of license and service area. Pappas Programming shall be shown in the time period reserved by Pappas pursuant to Section 6 unless Pappas determines in its good faith judgment that the Communications Laws require such Pappas Programming to be broadcast at some other time.

     4.3. Children's Programming. Pappas, in cooperation with AIC, shall ensure that educational and informational programming designed primarily for children aged 16 years and younger is broadcast over the Station in compliance with the Communications Laws. AIC will make a good faith effort to include in its Programming programming designed primarily for children aged 16 years and younger which complies with the Communications Laws. If, in Pappas' good faith judgment, the Programming does not include sufficient programming designed primarily for children aged 16 years and younger which complies with the Communications Laws, then Pappas shall have the right and obligation to broadcast such additional programming either produced or purchased by Pappas as Pappas shall reasonably determine to be appropriate in order to comply with the Communications Laws (the "Children's Programming"). AIC shall reimburse Pappas for the cost of any Children's Programming if the FCC Expert determines that Pappas in its good faith judgment determined that the Programming did not include programming designed primarily for children aged 16 years or younger sufficient to comply with the Communications Laws. Children's Programming shall be shown in the time period reserved by Pappas pursuant to Section 6 unless Pappas determines in its good faith judgment that the Communications Laws require it to be broadcast at some other time.

     4.4. Additional Obligations.

     4.4.1 Pappas shall coordinate with AIC the broadcast of the Station's hourly station identification and any other announcements required to be broadcast by the Communications Laws.

     4.4.2 AIC shall cooperate with Pappas in ensuring compliance with the Communications Laws governing uses of the Station's facilities by legally-qualified candidates for election to public office, including compliance with Pappas' obligation to provide reasonable access to the Pappas Station Facilities (as defined in Section 6) by legally-qualified candidates for election to federal public offices; to comply with the lowest unit charge provisions of Section 315 of the Communications Act; and to provide a political disclosure statement to potential political advertisers. AIC and Pappas shall cooperate in the preparation of any materials setting forth terms and conditions for the availability of political advertising time on the Station.

     4.4.3 Pappas shall maintain its public inspection files in accordance with the Communications Laws. AIC shall, upon request by Pappas, provide Pappas with information with respect to the Programming which is responsive to the problems, needs and concerns of the community or which contains educational or informational programming for children, so as to assist Pappas in the preparation of required quarterly issues/programs reports and children's programming reports, and AIC shall provide upon reasonable request other information to enable Pappas to prepare other records, reports and logs required by the FCC or other local, state or federal governmental authorities.


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     4.4.4 AIC will ensure that the Station shall operate showing the
Programming for the minimum operating hours of 6:00 a.m. through Midnight, seven days per week, including the 6 MHz. digital channel, if applicable.

     4.4.5 All actions or activities of AIC and Pappas under this Agreement shall be in accordance with (i) the applicable provisions of the Communications Laws; (ii) all applicable federal, state and local regulations and policies; and
(iii) generally accepted quality standards in the U.S. broadcasting industry.

     4.5. Broadcast Station Programming Policy Statement. Pappas has adopted a Broadcast Station Programming Policy Statement (the "Policy Statement"), a copy of which appears as Exhibit A hereto and which is incorporated herein by reference as though fully set forth herein. The Policy Statement may be amended from time to time by Pappas, upon prior written notice to AIC. AIC agrees and covenants to comply in all material respects with the Policy Statement, the Communications Laws, and with all changes subsequently made by Pappas to the Policy Statement or by any governmental authority pursuant to the Communications Laws.

     5. Advertising and Programming Revenues. During the Term, AIC shall retain all advertising and other revenues relating to the operation of the Station, and all accounts receivable earned after the Effective Date, with respect to the Station, including promotion-related revenues and retransmission consent revenues, if any; provided, however, that Pappas shall retain the revenue derived from the sale of any advertising on the Station during programs broadcast by Pappas pursuant to Section 6. Pappas and AIC each shall have the right, at its own expense, to seek copyright royalty payments for its own programming. AIC may sell advertising on the Station in combination with the sale of advertising on other television stations of AIC's choosing, subject to compliance with applicable law.

     6. Station Facilities. Subject to the terms and conditions set forth in this Agreement, throughout the Term, Pappas shall make the facilities of the Station (the "Pappas Station Facilities") available to AIC for operation and broadcast with the maximum authorized facilities (which facilities shall include the Station's 6 MHz digital channel to the extent that a construction permit for such digital facilities has been granted and construction of the Station's digital facilities has been completed during the Term) twenty four (24) hours a day, seven (7) days a week, subject to maintenance requirements; provided, however, that Pappas reserves the right to retain up to three (3) hours per broadcast week to broadcast (both on analog and digital spectrum) each Sunday at a mutually agreed upon time between the hours of 6:00 a.m. and 9:00 a.m. Pacific Time, Pappas' own public interest programming and announcements in order to meet local needs and issues requirements. AIC hereby agrees to perform, without expense to Pappas, all maintenance of all Pappas Station Facilities as necessary for the Pappas Station Facilities to remain in good operating condition and repair (ordinary wear and tear excepted). Any downtime in the Pappas Station Facilities occasioned by any such maintenance, or by AIC's failure to perform such maintenance, shall not be deemed to be a default or violation by Pappas of this Section 6.

     7. Right of Access.


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     7.1. Subject to Sections 4 and 9 hereof, Pappas shall provide AIC and AIC's employees or agents with unfettered access to the Station in order to perform their duties in connection with the production and transmission of the Programming over the facilities of the Station. AIC shall have the right to install at Pappas's premises, and to maintain throughout the Term, any microwave studio/transmitter relay equipment, telephone lines, transmitter remote control, monitoring devices or any other equipment necessary or convenient for the proper transmission of the Programming on the Station, and Pappas and AIC shall take all steps reasonably necessary to prepare and file any applications with the FCC to effectuate such proper transmission.

     7.2. Without limiting the rights of AIC under any other Transaction Document (as defined in the Settlement Agreement), from and after the date hereof, upon the request of AIC, Pappas shall afford to the officers, employees and authorized representatives of AIC (including independent public accountants, attorneys and consultants) reasonable access during normal business hours, and upon not less than 24 hours prior notice, to the offices, properties and employees of the Station to the extent AIC shall reasonably deem necessary or desirable in connection with preparing to exercise its rights hereunder and shall furnish to AIC or its authorized representatives such additional information concerning the Station as shall be reasonably requested. AIC agrees that any such investigation and access shall be conducted in such a manner as not to interfere unreasonably with the operations of Pappas.

     7.3. Commencing on the Effective Date and during the Term of this Agreement, AIC shall have the right, at AIC's expense and in consultation with Pappas, to relocate the Station's studio, control room facilities and offices to premises owned or leased by AIC within the Station's designated market area (as defined by Nielsen Media Research Company), and to transfer Station equipment and/or facilities designated by AIC to such premises for use in the operation of the Station; provided, however, that any such new studio location shall comply with the Communications Laws, including, without limitation, Section 73.1125 of the FCC Rules. If AIC leases any premises in connection with any relocation described above, Pappas shall have the right to review such lease prior to its execution to confirm that (i) such lease does not create any liability for the Station or Pappas, and (ii) such lease provides AIC with the right to sublease the premises to Pappas as contemplated by Section 12.5.3. In connection with any such relocation as described above, AIC shall make available to Pappas adequate space for Pappas' main studio facilities and adequate office space for the Pappas Employees. Pappas shall ensure that AIC maintains the relocated main studio in full compliance with the Communications Laws, and in material compliance with all other applicable laws, and AIC shall assist Pappas in taking such action as is necessary to maintain such compliance. AIC shall not take any action under this Section 7.3 that would cause Pappas to violate in any material respect the Communications Laws or any other applicable laws.

     8. Force Majeure. During the Term, any failure or impairment of the Pappas Station Facilities or any delay or interruption in the broadcast of the Programming, or failure at any time by Pappas to furnish the Pappas Station Facilities, in whole or in part, for the broadcast of the Programming, solely due to acts of God, force majeure, or due to causes wholly beyond the control of Pappas, shall not constitute a breach of this Agreement, and Pappas shall not be liable to AIC in connection therewith.


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     9. Pappas Control of Stations. Notwithstanding anything to the contrary set forth in this Agreement, Pappas shall have full authority, control and power over the operation of the Station during the Term. Pappas shall retain control over the policies, programming, finances, personnel and operations of the Station, including the right to preempt, delay or delete any Programming that Pappas, in good faith, deems to be unsatisfactory, unsuitable or contrary to the public interest and the right to take any other actions necessary for compliance with the Communications Laws and all other federal, state or local laws. Pappas shall be responsible for ensuring compliance with the Communications Laws, including FCC requirements with respect to ascertainment of community problems, needs and concerns, children's programming, public service programming, political broadcasting, main studio staffing, maintenance of public inspection files and the preparation of quarterly issues/programs reports and children's programming reports.

     10. Responsibility for Employees and Expenses.

     10.1. During the Term, Pappas shall employ two (2) full time employees (the "Pappas Employees") at the main studio of the Station, one (1) of whom shall be a manager, and both of whom shall report to and be accountable to Pappas, and who shall be ultimately responsible for the day-to-day operations of the Station. Pappas shall be responsible for paying the salaries, payroll taxes, medical and other benefits and related costs of the Pappas Employees, and for maintaining and paying the costs of appropriate insurance (including worker's compensation and general liability insurance). Pappas also shall be responsible for all expenses related to (i) transmitter site and studio site rent/mortgage for the Station; (ii) transmitter site and studio site utilities for the Station; (iii) all income taxes relating to Pappas's earnings from the arrangements under this Agreement; (iv) all FCC regulatory fees for the Station;
(v) all taxes related to the KAZA Assets (as defined in the Option Agreement) or the operation of the Station; and (vi) fees of Pappas' FCC counsel. AIC shall employ and be responsible for the salaries, taxes and related costs and will maintain appropriate insurance (including worker's compensation and general liability insurance) for all personnel used in the operation and maintenance of the Station, and for such other expenses related to the operation and maintenance of the Station as are set forth in Schedule 10.1 hereto. AIC shall either pay directly, or reimburse Pappas (within ten (10) days after receipt of an invoice therefor), for all expenses listed on Schedule 10.1.

     10.2. Not later than ten (10) days prior to the Effective Date, AIC shall notify Pappas whether it elects to offer to hire all, but not less than all, of the employees of the Station who are identified on Attachment B, and any employee hired to replace an employee identified on Attachment B (at the same compensation level or a compensation level not greater than ten percent (10%) greater than the employee being replaced), but specifically excluding (i) any employees who have left the employment of Pappas between the date hereof and the Effective Date; or (ii) the two employees who are designated as the Pappas Employees. Notwithstanding the foregoing, AIC shall not be required to offer to hire any employee of the Station who (A) in the case of an hourly or salaried employee, has received an increase in compensation in excess of ten percent (10%) of such hourly or salaried employee's annualized rate of compensation, or
(B) in the case of an employee whose compensation includes a commission component, an increase of ten percent (10%) or more in such commissioned employee's annualized commission percentage rate, in either case, between January 29, 2003 and the Effective Date, and AIC's decision not to offer to hire any such employee shall not


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preclude AIC from offering to hire all other employees of the Station. Within two (2) business days of a request by AIC (but not earlier than April 1, 2003), Pappas shall make available, on a confidential basis, a current list of Station employees and their compensation (including commission rate) as of January 29, 2003 and as of April 1, 2003 for each such employee. Except as provided above and except with respect to the Pappas Employees, AIC shall be required to offer to each Pappas employee at the Station a starting salary (including commission rate) comparable to that employee's then-current salary. AIC shall otherwise have the sole and exclusive right to establish the wage and any other compensation and all other terms and conditions of employment of any employee hired by AIC. For purposes of employee benefits under the employee benefit plans of Pappas, all employees who accept employment with AIC shall be considered terminated from Pappas as of the Effective Date, shall be considered new hires for all purposes of AIC's employee benefits plans, programs and practices, and shall not be entitled to receive from AIC credit for any accrued vacation days, sick days, personal days or other such days with respect to their period of employment with Pappas. Any employee of Pappas that AIC is not required to offer to hire hereunder, or that does not accept AIC's offer of employment, shall remain the obligation of Pappas. Pappas acknowledges and agrees that it, and not AIC, is and will remain solely responsible for any and all legal obligations and liabilities under all applicable employment, labor, tax, benefit and other laws and agreements in connection with any insurance (including COBRA), supplemental pension, deferred compensation, retirement and any other benefits and payments, and related costs, premiums and claims, due, to become due, committed or otherwise promised to any person who, as of the Effective Date, is a former employee, current employee, officer, director, or independent contractor of Pappas, relating to the period up to and including the Effective Date. Pappas also shall be responsible for providing any notice required by the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss. 2101 et. seq., or any state statute or local ordinance requiring notice to terminated or laid off employees, whether such notice is required to be given before or after the Effective Date. AIC shall assume responsibility or sponsorship for no employee benefit plans, programs or practices, whether or not set forth in writing, maintained by Pappas at any time and shall not be obligated to pay any benefits accrued under any such plans, programs, or practices. Pappas and AIC acknowledge and agree that the AIC is not a successor employer of Pappas.

     10.3. Upon receipt of the SCT Concurrence (as defined in the Settlement Agreement), AIC shall, during the Term, pay on behalf of PTSC the reasonable costs (the "Construction Costs") incurred during the Term in connection with the acquisition, construction and installation by PTSC of the tower, related transmitter and other facilities required to operate digital channel 47, KAZA-DT (the "Digital Station"). The parties hereby acknowledge and confirm that the sum of U.S. Two Million Five Hundred Eighty-One Thousand Dollars ($2,581,000) set forth in Schedule A to the Status Quo Agreement and Order entered in the Delaware Action (as defined in the Settlement Agreement) on August 20, 2002 constitutes the estimated budget for the construction of the Digital Station (the "Project Budget"). Prior to the commencement of the construction of the Digital Station, PTSC shall provide AIC with a project timetable (the "Project Timetable") and any modifications to the Project Budget then known to PTSC. Following commencement of the construction of the Digital Station and until completion of construction, PTSC shall submit to AIC monthly reports (each, a "Monthly Report") setting forth in reasonable detail (including, to the extent available, supporting documentation therefor) the Construction Costs incurred in the relevant month. AIC shall pay to, or for the account of, PTSC the total amount of the Construction Costs set forth in each Monthly Report as follows:
(1)


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with respect to any invoice from a third party relating to Construction Costs incurred for the period included in such Monthly Report, in accordance with the terms specified in such invoice; and (2) with respect to any Construction Costs previously paid or to be paid directly by PTSC, within fifteen (15) days following receipt of such Monthly Report. Notwithstanding the above, AIC shall not be obligated to pay Construction Costs, in the aggregate, in excess of U.S. Three Million Dollars ($3,000,000) unless such excess amounts are approved as reasonable cost overruns by the FCC Expert.

     11. Indemnification.

     11.1. AIC shall indemnify, defend and hold Pappas, its partners, members, subsidiaries, affiliated companies, and their respective officers, directors, employees, agents, successors and assigns (each of the foregoing being a "Pappas Indemnitee") free and harmless from any and all Losses and Expenses resulting from or relating to (i) the broadcast by Pappas over the Station of the Programming, (ii) AIC's breach of any warranty, undertaking, representation or agreement made or entered into by AIC hereunder, or (iii) any other matters arising out of or related to AIC's operation of the Station or use of the Pappas Station Facilities. Notwithstanding the foregoing, AIC shall not be liable for loss of profits or consequential or indirect damages.

     11.2. Pappas shall indemnify, defend and hold AIC, its partners and its subsidiaries and affiliated companies and their officers, directors, employees, agents, successors and assigns (each of the foregoing being an "AIC Indemnitee") free and harmless from any and all Losses and Expenses resulting from or relating to (i) the broadcast over the Station by Pappas of programming other than the Programming; (ii) liabilities that arise as a result of Pappas's alteration of any and/or all Programming prior to broadcast by Pappas; (iii) any liabilities with respect to (A) the Pappas Employees, (B) the current or former employees or directors or independent contractors of Pappas or their respective beneficiaries, in each case relating to the period up to and including the Effective Date or (C) the business and operations of the Station prior to the Effective Date other than any liabilities resulting from the broadcast by Pappas of programming provided to the Station by AIC under any affiliation agreement between AIC and Pappas; or (iv) Pappas's breach of any warranty, undertaking, representation or agreement made or entered into by Pappas hereunder. Notwithstanding the foregoing, Pappas shall not be liable for loss of profits or consequential or indirect damages.

     11.3. Notice of Claims; Third Person Claims; Certain Definitions.

     11.3.1 Any Pappas Indemnitee or AIC Indemnitee seeking indemnification hereunder (the "Indemnified Party") shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a written notice (a "Claim Notice") describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based. The failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 11.3.1 shall not affect such Indemnified Party's rights under this Section 11 except to the extent such failure is actually prejudicial to the rights and


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obligations of the Indemnitor. After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Section 11 shall be determined: (A) by the written agreement between the Indemnified Party and the Indemnitor; (B) by a final judgment or decree of any court of competent jurisdiction; or (C) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

     11.3.2 In order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Claim or demand made by any third Person against the Indemnified Party, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the third Person Claim promptly after receipt by such Indemnified Party of written notice of the third Person Claim. Thereafter, the Indemnified Party shall promptly deliver to the Indemnitor copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person Claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person Claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint within five (5) Business Days after receipt thereof and shall deliver to the Indemnitor within seven (7) Business Days after the receipt of such complaint copies of notices and documents (including court papers) physically served upon the Indemnified Party relating to the third Person Claim. The failure of any Indemnified Party to give the Claim Notice promptly (or in five (5) Business Days in the case of service of a complaint upon the Indemnified Party) as required by this Section 11.3.2 shall not affect such Indemnified Party's rights under this Section 11 except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.

     11.3.3 In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any Claim or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim or demand. To the extent the Indemnitor elects not to defend such Claim or demand, and the Indemnified Party defends against or otherwise deals with any such Claim or demand, the Indemnified Party may retain counsel, reasonably acceptable to the Indemnitor, at the expense of the Indemnitor, and control the defense of such Claim or demand. Neither the Indemnitor nor the Indemnified Party may settle any such Claim or demand which settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified

Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums for which indemnification under this Section 11 is provided so owing to the Indemnified Party by wire transfer, certified or bank cashier's check within thirty (30) days after the date of such notice.

     11.3.4 In any case where an Indemnified Party actually recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Section 11, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any Claim arising out of such matter.

     11.3.5 For purposes of this Agreement, the following terms shall have the meanings set forth below:

     "Claims" means any actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations.

     "Expense" means any and all expenses incurred in connection with investigating, defending or asserting any Claim incident to any matter indemnified against in this Agreement (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

     "Governmental Authority" means (i) when used herein in connection with any representation, warranty, covenant, agreement or obligation of PTSC, means the government of the United States of America and any state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing Governmental Authorities referred to in this clause (i); and (ii) when used herein in connection with any representation, warranty, covenant, agreement or obligation of AIC, means the governments of the United States of America and Mexico and any state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing Governmental Authorities referred to in this clause (ii); and
(iii) when used herein in connection with this Section 11, the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Losses" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

     "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

     12. Termination.

     12.1. Termination in the Event of Bankruptcy. Either party may terminate this Agreement if a petition in bankruptcy is filed by or on behalf of the other party (and PTSC may terminate this Agreement if such a petition is filed by or on behalf of TVA), or the other party (or, with respect to PTSC, TVA) otherwise takes advantage of any insolvency law, or an involuntary petition in bankruptcy is filed against such other party (or, with respect to PTSC, TVA) and not dismissed within sixty (60) days thereafter, or if a receiver or trustee of any of the property or equity interests of such party (or, with respect to PTSC, TVA) is appointed at any time and such appointment is not vacated within sixty
(60) days thereafter.

     12.2. Termination in the Event of Breach.

     12.2.1 Each of AIC or Pappas may terminate this Agreement if the other party has been determined to be in Breach pursuant to the procedures set forth in Section 15 hereof.

     12.2.2 If this Agreement is terminated pursuant to Section 12.2.1 as a result of AIC's Breach prior to the third anniversary of the Effective Date, AIC shall be required to make a monthly payment as described in this Section 12.2.2 to Pappas commencing immediately, but payable on the Business Day following the date of such termination (the "Pre-Option Payment Date") and ending on the earlier of (i) the Closing Date (as defined in the Option Agreement) and (ii) the date the aggregate amount paid to Pappas by AIC pursuant to this Section
12.2.2 equals U.S. Five Million Dollars ($5,000,000). To the extent required pursuant to the preceding sentence, the amount of such monthly payments shall be U.S. Eight Hundred Thousand Dollars ($800,000) for the first six payments and U.S. Two Hundred Thousand Dollars ($200,000) for the seventh payment, payable on the Pre-Option Payment Date and each one-month anniversary thereof; provided, however, that the payment will be pro rata for the month on which the Closing (as defined in the Option Agreement) is consummated.

     12.2.3 If this Agreement is terminated pursuant to Section 12.2.1 as a result of AIC's Breach after the third anniversary of the Effective Date, AIC shall be required to make a monthly payment to Pappas as described in this
Section 12.2.3 commencing immediately, but payable on the fifth (5th) Business Day following the date of such termination (the "Post-Option Payment Date") and ending on the earlier of (i) the Maturity Date (as defined in the Amended and Restated Credit Agreement) and (ii) the date the aggregate amount paid to Pappas by AIC pursuant to this Section 12.2.3 equals U.S. Four Million Seven Hundred Eighty Thousand Dollars ($4,780,000). To the extent required pursuant to the preceding sentence, the amount of each such monthly payment shall be U.S. Seven Hundred Ninety Six Thousand Six Hundred Sixty Six Dollars ($796,666), payable on the Post Option Payment Date and each one month anniversary thereof; provided, however, that the payment will be pro rata for the month in which the Maturity Date occurs.

     12.2.4 All payments required by Sections 12.2.2 or 12.2.3 shall be made by wire transfer of immediately available funds denominated in U.S. dollars to such bank account or accounts as is/are designated by Pappas for such purposes not less than one (1) Business Day before such payment is required to be made.

     12.2.5 The payments referenced to in Section 12.2.2 and 12.2.3 shall be the sole and exclusive remedy of Pappas in respect of a Breach by AIC of this Agreement for any alleged loss attributable to any right to, or expectation of receiving the "Step-Up Amount", being defined as the amounts payable as Additional Quarterly Consideration pursuant to clause (ii) of the definition of "Quarterly Consideration" following the Extension Period Effective Date (as set forth in Attachment A hereto) (that is, the difference between the amounts set forth in clauses (i) and (ii)). AIC and Pappas have provided the foregoing liquidated damages solely for the alleged loss of the Step-Up Amount and after having considered carefully the anticipated and actual loss of the Step-Up Amount that would be incurred in such circumstance as a result of a Breach by AIC, the difficulty of ascertaining at this time the actual amount of damages, special and general, that Pappas would suffer as a result of the loss of the Step-Up Amount, and the inconvenience or nonfeasibility of otherwise obtaining an adequate remedy in such event. The provision of liquidated damages for the loss to Pappas of the Step-Up Amount as a result of AIC's Breach shall have no effect whatsoever on any other right of Pappas for any remedy or remedies for payment, indemnification or other damages available to it under this Agreement or now or hereafter existing at law or in equity.

     12.3. Timely Payment of PTSC Debt. Upon the payment in full of the PTSC Debt , including any accrued and unpaid interest in accordance with the terms thereof, prior to the Effective Date (as defined without giving effect to Section 3.2), this Agreement shall terminate automatically without any further action by the parties and shall be void ab initio.

     12.4. Consummation of Option. Upon the Closing (as such term is defined in the Option Agreement) contemplated by the Option Agreement, this Agreement shall terminate automatically without any further action by the parties.

     12.5. Liabilities Upon Termination. Upon termination of this Agreement in accordance with the terms hereof,

     12.5.1 AIC shall be responsible for all liabilities, debts and obligations of AIC accrued in connection with the purchase of air time and transmission services on the Station including accounts payable, barter agreements and unaired advertisements, but not for Pappas's federal, state, and local tax liabilities associated with AIC's payments to Pappas as provided for herein.

     12.5.2 Pappas shall not be entitled to any further payments under Section 2, Attachment A or otherwise under this Agreement, except (i) for payments due under this Agreement through the date of termination and (ii) that Pappas shall be entitled to continue to receive such payments in the event that this Agreement has been terminated by Pappas pursuant to Section 12.2 hereof.

     12.5.3 If this Agreement is terminated by Pappas pursuant to Section 12.2.1, or is terminated pursuant to Section 13, in either case before the Cut-Off Date or the Extended Cut-Off Date, if applicable (as such terms are defined in the Option Agreement), and if AIC does not deliver an Option Exercise Notice pursuant to the Option Agreement, then AIC shall make available to Pappas, at Pappas' expense, studio and control room facilities and equipment sufficient to operate the Station as it is then being operated for a period of up to six (6) months after such termination, at the election of Pappas. If, after such termination, AIC delivers an Option Exercise Notice pursuant to the Option Agreement, AIC shall make available to Pappas, at AIC's expense, studio and control room facilities and equipment sufficient to operate the Station as it is then being operated until the Closing under the Option Agreement or, if there is no Closing under the Option Agreement, for a period continuing up to six (6) months after the Cut-Off Date or Extended Cut-Off Date, if applicable (as such terms are defined in the Option Agreement), at the election of Pappas. Pappas must provide AIC written notice within ten (10) days after termination of this Agreement that it desires AIC to make such studio, control room facilities and equipment available to Pappas. AIC shall have no responsibility to provide Pappas with replacement real or personal property to permit operation of the Station from a location or utilizing facilities independent of AIC's premises or facilities unless such property was actually used by AIC in the operation of the Station. Upon termination of this Agreement, AIC shall return to Pappas any equipment and other personal property that (i) has not been retired from service with Pappas' consent and was (ii) owned by Pappas and used by AIC during the Term hereof. If this Agreement is terminated for any reason other than pursuant to Section 12.2.1 or Section 13 and other than as a result of a Closing under the Option Agreement, Pappas shall have the right to sublease any leased space then being used by AIC in the operation of the Station for a period of up to six
(6) months following the Term, including the use of the studio, control room facilities and personal property used by AIC to operate the Station.

     12.5.4 Notwithstanding anything in the foregoing to the contrary, except as specifically provided in Section 12.2.5 with respect to the Step-Up Amount, termination of this Agreement shall not extinguish any rights of either party as may be provided by Section 11, Section 18.10 and Section 18.11 hereof.

     13. Local Marketing Agreement Challenge. If this Agreement is challenged in whole or in part at or by a governmental authority or judicial forum, counsel for Pappas and counsel for AIC shall jointly defend this Agreement and the parties' performance hereunder. If this Agreement is declared invalid or illegal in whole or in substantial part by a ruling, order or decree of a Governmental Authority or judicial forum, and such ruling, order or decree has become effective, then the parties shall endeavor in good faith to reform the Agreement as necessary. If the parties are unable to reform this Agreement within thirty
(30) days of the effective date of such ruling, order or decree, then this Agreement shall terminate and neither party shall have any further liability to the other except as may be provided by Sections 11 and 12.5 hereof. For the avoidance of doubt, no party will have any liability for a breach of a representation or warranty based on a determination of illegality or invalidity under this Section 13.

     14. Additional Representations, Warranties and Covenants.

     14.1. Additional Representations, Warranties and Covenants of Pappas.

     14.1.1 Authority; No Conflicts.

         (i) Each of PTSC and PSC License has the requisite limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof.

         (ii) The execution, delivery and performance of this Agreement by each of PTSC and PSC License have been duly authorized and approved by all necessary limited liability company action of each of PTSC and PSC License and do not and will not require any further authorization or consent of either of PTSC or PSC License. This Agreement is a legal, valid and binding agreement of each of PTSC and PSC License enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (iii) None of the execution, delivery and performance by either of PTSC or PSC License of this Agreement, the consummation by either of PTSC or PSC License of any of the transactions contemplated hereby or compliance by either of PTSC or PSC License with, or fulfillment by either of PTSC or PSC License of, the terms, conditions and provisions hereof will:

               (A) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien (as defined in the Option Agreement) upon any of the Purchased Assets (as defined in the Option Agreement) under, the certificate of formation, operating agreement, certificate of incorporation or bylaws of PTSC or any of its Subsidiaries (as defined in the Option Agreement), any Station Agreement (as defined in the Option Agreement), any Governmental Permit (as defined in the Option Agreement) or any Order (as defined in the Option Agreement) to which PTSC or any of its Subsidiaries (as defined in the Option Agreement) is a party or to which any of the Purchased Assets (as defined in the Option Agreement), the Station or the Business (as defined in the Option Agreement) is subject or by which Pappas or any of its Subsidiaries (as defined in the Option Agreement) is bound, or any Requirement of Law (as defined in the Option Agreement) affecting PTSC, any of its Subsidiaries (as defined in the Option Agreement), any of the Purchased Assets (as defined in the Option Agreement), the Station or the Business (as defined in the Option Agreement) except for any such conflicts, breaches or other occurrences of the type referred to above, which would not individually or in the aggregate have a Material Adverse Effect (as defined in the Option Agreement) or prevent the consummation by each of PTSC and PSC License of the transactions contemplated hereby.

               (B) require the approval, consent, authorization or act of, or the making by PTSC or any of its Subsidiaries (as defined in the Option Agreement) of any declaration, filing or registration with, any third party or any Governmental Authority, except for such of the foregoing as are necessary pursuant to the HSR Act (as defined in the Option Agreement), the Communications Act or the rules and regulations of the FCC, and except for any such approvals, consents, authorizations or other actions of the type referred to above which would not individually or in the aggregate have a Material Adverse Effect (as defined in the Option Agreement) or prevent the consummation by each of Pappas of the transactions contemplated hereby.

     14.1.2 Authorizations. During the Term, either PTSC or PSC shall own and hold all licenses and other permits and authorizations necessary for the operation of the Station as presently conducted (including licenses, permits and authorizations issued by the FCC), and such licenses, permits and authorizations shall be in full force and effect for the entire Term hereunder, unimpaired by any acts or omissions of Pappas, its principals, employees or agents except where the failure to own and hold such licenses, permits and authorizations or the failure of such licenses, permits and authorizations to be in full force and effect would not have a Material Adverse Effect (as defined in the Option Agreement).

     14.1.3 Broadcast Obligations. Pappas has no agreement, contract, commitment or understanding to broadcast any programming (including paid programming) on the Station which would be in effect for more than 30 days after the Effective Date. After the date hereof, except as contemplated by this Agreement or the Amended and Restated Affiliation Agreement (as defined therein), Pappas shall not incur any programming obligations which would be in effect for more than 30 days after the Effective Date for the Station without the prior written consent of AIC. AIC shall be obligated to broadcast any such programming and shall be entitled to receive any revenue relating to such programming which is scheduled to be broadcast up to 30 days after the Effective Date.

     14.1.4 Pappas Control. Pappas and AIC agree that, for the Term, Pappas shall maintain ultimate control over the Station's facilities, including specifically control over the Station's finances, personnel and programming, and nothing herein shall be interpreted as depriving Pappas of the power or right of such ultimate control.

     14.1.5 Insurance. Pappas shall maintain in full force and effect throughout the Term insurance with responsible and reputable insurance companies or associations covering such risks (including fire and other risks insured against by extended coverage, public liability insurance, insurance for claims against personal injury or death or property damage and such other insurance as may be applicable) and in such amounts as it currently has in place. AIC shall be listed as an additional insured on such insurance policies. Any insurance proceeds received by Pappas in respect of damaged property owned or leased by Pappas shall be used to repair or replace such property. Pappas has presented to AIC prior to the date hereof certificates of insurance or binders for such insurance policies.

     14.1.6 Compliance with Applicable Law. Pappas covenants that the performance of its obligations under this Agreement shall be in material compliance with, and shall not violate in any material respect, any applicable laws or any applicable rules, regulations or orders of the FCC or any other Governmental Authority and Pappas acknowledges that AIC has not urged, counseled, or advised the use of any unfair business practice.

     14.2. Additional Representations, Warranties and Covenants of AIC and TVA.

     14.2.1 Authority; No Conflicts

         (i) Each of AIC and TVA has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof.

         (ii) The execution, delivery and performance of this Agreement by each of AIC and TVA have been duly authorized and approved by all necessary corporate action of each of AIC and TVA and does not require any further authorization or consent of either of AIC or TVA. This Agreement is a legal, valid and binding agreement of each of AIC and TVA enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (iii) None of the execution and delivery by either of AIC or TVA of this Agreement, the consummation by either of AIC or TVA of any of the transactions contemplated hereby or compliance by either of AIC or TVA with or fulfillment by either of AIC or TVA of the terms, conditions and provisions hereof will:

               (A) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien (as defined in the Option Agreement) upon any assets of AIC or TVA under, the certificate of incorporation or bylaws of AIC or TVA, any indenture, note, mortgage, lease, guaranty or material agreement, or any Order (as defined in the Option Agreement), to which AIC or TVA is a party or any of the assets of AIC or TVA is subject or by which AIC or TVA is bound, or any Requirement of Law (as defined in the Option Agreement) affecting AIC or TVA or its assets except for any such conflicts, breaches or other occurrences of the type referred to above, which would not individually or in the aggregate have a material adverse effect on the business of AIC or TVA or prevent the consummation by AIC or TVA of the transactions contemplated hereby; or

               (B) require the approval, consent, authorization or act of, or the making by AIC or TVA of any declaration, filing or registration with, any third party or Governmental Authority, except for such of the foregoing as are necessary pursuant to the HSR Act (as defined in the Option Agreement), the Communications Act or the rules regulations and policies of the FCC, and except for any such approvals, consents, authorizations or other actions of the type referred to above which would not individually or in the aggregate have a material adverse effect on the business of AIC or TVA or prevent the consummation by AIC or TVA of the transactions contemplated hereby.

     14.2.2 Compliance with Applicable Law. AIC covenants that the performance of its obligations under this Agreement and its furnishing of Programming shall be in material compliance with, and shall not violate in any material respect, any applicable laws or any applicable rules, regulations, or orders of the FCC or any other governmental authority, including without limitation, Section 73.1740(a)(2) of the FCC Rules, and AIC acknowledges that Pappas has not urged, counseled, or advised the use of any unfair business practice.

     14.2.3 Handling of Complaints. AIC shall promptly advise Pappas of any public or FCC complaint or inquiry that AIC receives concerning the Programming and shall cooperate with Pappas and take all actions as may be reasonably requested by Pappas in responding to any such complaint or inquiry.

     14.2.4 Copyright and Licensing. AIC represents and warrants to Pappas that AIC has and shall have throughout the Term full authority to broadcast the Programming on the Station and that AIC shall not broadcast on the Station any material in violation of the U.S. copyright laws. All music supplied by AIC for broadcast on the Station shall be: (i) licensed by ASCAP, SESAC or BMI; (ii) in the public domain; or (iii) cleared at the source by AIC.

     14.2.5 Information For FCC Reports. Upon request by Pappas, AIC shall provide in a timely manner any such information in its possession or prepare such information to provide to Pappas which shall enable Pappas to prepare, file or maintain the records and reports required by the FCC.

     14.2.6 Must-Carry. AIC shall assist Pappas in determining whether additional must-carry rights become available to the Station and, to the extent that such rights become available, AIC shall cooperate with and assist Pappas in making valid must-carry elections or entering into valid retransmission consent agreements to take full advantage of such rights. AIC shall not take any actions the purpose of which is to jeopardize in any material respect the Station's cable carriage, satellite carriage or any other rights it might have with respect to must carry or retransmission consent rights.

     14.2.7 Compliance with Leases. AIC shall comply in all material respects with the terms of all material leases and material station agreements as delivered to AIC by PTSC under the Amended and Restated Credit Agreement, and any liability resulting from AIC's failure to so comply shall be the responsibility of AIC.

     14.2.8 Insurance. AIC shall maintain in full force and effect throughout the Term insurance with responsible and reputable insurance companies or associations covering such risks (including fire and other risks insured against by extended coverage, public liability insurance, insurance for claims against personal injury or death or property damage and such other insurance as may be applicable) as is conventionally carried by an operator of a full power television broadcast station, but in any event at least comparable to the coverage currently maintained by Pappas, a certificate with respect to which has been previously delivered. Pappas shall be listed as an additional insured on such insurance policies. Any insurance proceeds received by AIC in respect of damaged property shall be used to repair or replace such property.

     15. Dispute Resolution.

     15.1. Disputes. Notwithstanding anything herein to the contrary, any and all disputes, controversies, or claims arising out of, relating to, or in connection with, the performance of the parties' respective obligations under this Agreement, including, but not limited to, any alleged violation by either of the parties of the rules, regulations, or policies of the FCC or of technical, programming, or other broadcast industry standards or practices ("Contract Claims"), will be determined and resolved solely in accordance with the procedures set forth in this Section 15.

     15.2. FCC Expert. The parties have appointed R. Clark Wadlow, Esq., who has significant personal and professional experience and knowledge of the television broadcast industry and applicable FCC rules, regulations, and policies, as an arbitrator (the "FCC Expert") to resolve all Contract Claims, including awarding monetary damages.

     15.3. Procedures. The FCC Expert will arbitrate all Contract Claims as set forth in this Section 15.3. The arbitration of a Contract Claim will be commenced by the submission of a statement of claim in writing by either party (the "Initiating Party") to the FCC Expert and to the other party (the "Defending Party") at the addresses specified in Section 18.5. The Defending Party will have five (5) Business Days from its receipt of the statement of claim to deliver a statement of defense in writing to the FCC Expert and to the Initiating Party at the addresses and in the manner specified in Section 18.5. The Initiating Party shall thereafter have three (3) Business Days from its receipt of the statement of defense to deliver a reply in writing to the FCC Expert and to the Defending Party. Each of the statement of claim and the statement of defense shall be limited to no more than ten (10) pages, and the reply shall be limited to no more than five (5) pages, each double spaced, unless the FCC Expert directs otherwise. If the Defending Party shall fail to submit a statement of defense and/or if the Initiating Party shall fail to submit a reply to the Defending Party's statement of defense within the times allotted, the FCC Expert shall proceed to resolve the matter in accordance with
Section 15.4 without such a statement of defense or reply. If no statement of defense shall have been filed by the Defending Party, then the Initiating Party may not file a reply. Neither party shall engage in any other communications with the FCC Expert regarding any Contract Claim, and neither party shall engage in any ex parte communication with the FCC Expert.

     15.4. Resolution. In addition to the submissions provided for in Section
15.3 above, the FCC Expert may consider any materials he or she may deem appropriate. The FCC Expert shall issue a decision in writing no later than the earlier of ten (10) Business Days after (i) receiving a reply, or, if no reply shall have been submitted, after the last date upon which a reply could have been filed consistent with Section 15.3, or (ii) if no statement of defense shall have been submitted, the last date upon which a statement of defense could have been filed consistent with Section 15.3. Except as provided in Section 15.5 below, the FCC Expert's decision (the "Expert Decision") shall be binding upon the parties, and no party shall commence any arbitration, legal action, or other proceeding to upset or challenge the Expert Decision.

     15.5. FCC Ruling. Solely with respect to any Contract Claim or a portion of any Contract Claim which arises out of, relates to, or is in connection with, any alleged violation by either of the parties of the rules, regulations, or policies of the FCC (an "FCC Claim"), either party may, within thirty (30) days after the date upon which an Expert Decision shall have been rendered, and solely with respect to matters decided therein that involve an FCC Claim, seek a ruling by the FCC of the matter pertaining to the FCC Claim. Such a ruling may be sought only through a written request to the appropriate staff of the FCC's Media Bureau or the FCC's Enforcement Bureau, as determined by the FCC Expert, which may take the form of a letter, a pleading, an electronic-mail message, or any other written submission, which written request (in whatever medium) shall be drafted by and submitted to the FCC staff by the FCC Expert after consultation with the Initiating Party and the Defending Party, and without divulging the identities of the parties to the FCC staff at any time or in any manner (unless the FCC Expert shall have been given specific permission by Pappas or its legal counsel in writing to divulge the identities of the parties to the FCC staff), with copies of such written request served upon the Initiating Party and the Defending Party by the FCC Expert at the time of its submission to the FCC staff, in conformance with the notice provisions in
Section 18.5. Pending the receipt of the ruling by the FCC's staff, neither the Initiating Party nor the Defending Party, nor their respective agents or representatives, shall make or cause to be made any form of communication to the FCC, whether oral, written, or otherwise, pertaining to the subject matter of the request for the FCC's staff's ruling in the same or any other proceeding; provided, however, that to the extent requested by the FCC's staff or reasonably requested by either the Initiating Party or the Defending Party, and only after consultation with the Initiating Party and the Defending Party or their legal representatives, the FCC Expert may make any additional communication with the FCC's staff pertaining to the request for a ruling, and provided, further, that in the event of a written communication with the FCC's staff pertaining to the request for a ruling, the FCC Expert shall provide a copy thereof simultaneously to the Initiating Party and to the Defending Party in conformance with the notice provisions in Section 18.5, and provided, further, that in the event of an oral communication with the FCC's staff pertaining to the request for a ruling, the FCC Expert shall promptly reduce the substance of such communication to writing and shall provide a copy thereof to the Initiating Party and to the Defending Party in conformance with the notice provisions in Section 18.5; and provided, further, that in the event the FCC staff requests information directly from either the Initiating Party or the Defending Party, such party may comply with the FCC staff's request and shall promptly inform the FCC Expert and the other party of the request and provide each with a copy of the information provided to the FCC staff. Any written ruling rendered by the FCC's staff, or any written communication from the FCC's staff setting forth the FCC's position on the matter raised in the FCC Claim, shall be binding upon the parties and, to the extent contrary to the Expert Decision on the matter, shall overrule and supercede the Expert Decision. In the event that there should be a dispute between the parties regarding whether or to what extent a written FCC ruling on an FCC Claim shall have overruled all or any part of an Expert Decision, the FCC Expert shall resolve that dispute and his or her resolution shall be binding upon the parties. No oral ruling by the FCC's staff communicated to the FCC Expert, the Initiating Party, the

Defending Party, or their representatives shall be binding upon the parties, nor shall such oral ruling by the FCC's staff have any effect upon the Expert Decision.

     15.6. Cure. Irrespective of whether a request for an FCC ruling on a matter which is the subject of an Expert Decision on an FCC Claim shall have been made, as provided in Section 15.5, each party shall, within the time period specified in the Expert Decision, but in any event not later than thirty (30) days after the date upon which an Expert Decision shall have been rendered, take all action necessary to cure any violation of this Agreement consistent with the direction of the Expert Decision, and otherwise shall perform as directed in the Expert Decision, and to bring such party's conduct within the terms of the Expert Decision. In the event that either party fails to comply with the Expert Decision, the other party may apply to the FCC Expert under the same terms and procedures as provided in Section 15.3, above, for a determination by the FCC Expert that the other party is in breach of the Agreement. A written decision by the FCC Expert that a party has breached an Expert Decision, or has failed to cure or otherwise bring its conduct within the terms of the Expert Decision, within the required time frame, shall conclusively establish a breach of this Agreement by such party (a "Breach").

     15.7. FCC Expert Compensation. The parties agree that each will be responsible for one-half (1/2) of the compensation due to the FCC Expert.

     15.8. Replacement of FCC Expert. The FCC Expert may resign at any time by so notifying the parties in writing, such resignation to be effective upon appointment of a successor FCC Expert. The FCC Expert may also, in his or her sole discretion, recuse himself or herself from resolving any particular Contract Claim, in which case he or she may, with the approval of the Initiating Party and the Defending Party, appoint a pro tempore FCC Expert to resolve that particular Contract Claim, which pro tempore FCC Expert shall agree to be governed by the provisions of this Section 15, and the FCC Expert shall otherwise remain available to resolve all other Contract Claims in accordance with this Section 15. The parties may remove the FCC Expert at any time by so notifying the FCC Expert in a writing signed by all of the parties, and may appoint a successor FCC Expert by their unanimous written consent. If the FCC Expert resigns or is removed, or if a vacancy exists for any reason, the parties will promptly agree upon the successor FCC Expert. Failing agreement of the parties within fourteen (14) days of the resignation or removal or recusal of the FCC Expert, a successor or pro tempore FCC Expert shall be designated by agreement of FCC counsel for the parties; provided, however, that if for any reason a successor FCC Expert is not designated within twenty (20) days of the resignation or removal of the FCC Expert, the successor FCC Expert shall be chosen by the American Arbitration Association in New York City (the "AAA") and either party shall have the right to request the AAA to make such selection by submitting the request to the AAA in writing together with a copy of this
Section 15, simultaneously providing a copy of the request to the other party in conformance with the notice provisions in Section 18.5. Any successor FCC Expert appointed or designated pursuant to this Section 15.8 shall be the "FCC Expert" for all purposes of this Section 15; provided, however that the FCC Expert selected by the AAA shall not follow the rules promulgated by the AAA but shall instead abide by the provisions of this Agreement.

     16. Intellectual Property. Effective as of the Effective Date, Pappas licenses to AIC the exclusive right to use (or, only to the extent Pappas does not hold the exclusive right, the non-exclusive right to use) all intellectual property owned by or licensed to Pappas and used primarily in the operation of the Station (including, but not limited to, logos, jingles, promotional materials, call signs, goodwill, trademarks, service marks, slogans, trade names, copyrights and any applications and registrations therefor) (the "IP License"). In the event of termination of this Agreement, the IP License shall terminate.

     17. Benefit and Assignment.

     17.1. This Agreement may not be assigned by either party, in whole or in part, either voluntarily or by operation of law, without the prior written consent of the other party; provided, however, that Pappas may assign its rights and obligations under this Agreement to an Affiliate to whom Pappas transfers all of the assets used in the operation of the Station and interests in the Station (the "Permitted Affiliate Transferee"); provided, however, that (i) the Permitted Affiliate Transferee qualifies under the Communications Act and all other Requirements of Law to become a holder of the Governmental Permits (including, without limitation, the FCC Licenses), (ii) each representation and warranty of Pappas in this Agreement is true and correct in all respects as to the Permitted Affiliate Transferee, as though the Permitted Affiliate Transferee were substituted for Pappas throughout this Agreement, (iii) Pappas gives written notice to AIC at least ten (10) Business Days prior to the assignment to the Permitted Affiliate Transferee, setting forth the ownership structure of the Permitted Affiliate Transferee, and (iv) Pappas and the Permitted Affiliate Transferee execute and deliver to AIC an undertaking in form and substance reasonably satisfactory to AIC in which Pappas and the Permitted Affiliate Transferee confirm that (x) the conditions set forth in clauses (i) and (ii) have been complied with in all respects, (y) the Permitted Affiliate Transferee has the power, authority and legal right to discharge its obligations under this Agreement, and (z) Pappas and the Permitted Affiliate Transferee are jointly and severally liable for the representations and warranties of Pappas set forth in this Agreement, as modified to include the statements set forth in such undertaking, and agree that they are bound as "Pappas" hereunder. No such assignment by Pappas shall relieve Pappas of any of its obligations hereunder. Any assignment contrary to the provisions of this Section 17 shall be deemed a Breach under this Agreement.

     17.2. For purposes of this Agreement, an "assignment or transfer of control" under Section 73.3540 and 73.3541 of the rules, regulations and policies of the FCC or any successor hereof shall be deemed an assignment or transfer of control requiring AIC's prior written consent.

     17.3. The parties acknowledge and agree that in the course of AIC's performance and/or compliance under this Agreement, AIC may, in its sole discretion and at its expense, (i) engage such agents, advisors, consultants, independent contractors, or other similar representatives as AIC may deem appropriate and (ii) delegate AIC's rights under this Agreement as AIC may deem appropriate; provided that no such engagement or delegation shall relieve AIC of any of its obligations under this Agreement.

     18. General Terms.

     18.1. Amendment. Any amendment, supplement or modification of or to any provision of this Agreement, and any waiver of any provision of this Agreement, and any consent to any departure by any party hereto from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by each of the parties hereto, and (ii) only in the specific instance and for the specific purpose for which made or given. No failure to exercise and no delay in exercising on the part of any party hereto in exercising any right, remedy, power or privilege provided in this Agreement or by statute or at law or in equity shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between the parties hereto shall operate as a waiver of any right, power or privilege hereunder of any such party. Each and every default by any of the parties under this Agreement shall give rise to a separate cause of action hereunder, and separate suits may be brought under this Agreement as each cause of action arises.

     18.2. Entire Agreement. This Agreement, together with the exhibits, schedules and attachments hereto, and the Settlement Agreement are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits, schedules and attachments hereto, and the Settlement Agreement supercede all prior agreements and understandings between the parties with respect to such subject matter, including the Terminated Agreements (as defined in the Settlement Agreement).

     18.3. Survival of Representations and Warranties. All of the representations and warranties of made herein shall survive the execution and delivery of this Agreement.

     18.4. Confidentiality. No statement announcing in any way the transactions contemplated by this Agreement shall be issued by (i) AIC, without the prior written consent of Pappas as to the specific content of such statement, such consent not to be unreasonably withheld or delayed (ii) Pappas, without the prior written consent of AIC as to the specific content of such statement, such consent not to be unreasonably withheld or delayed; provided that this Section
18.4 shall not apply in the event such disclosure is required (a) by any pending litigation or any Requirement of Law (as defined in the Settlement Agreement) (as determined in good faith by counsel to AIC or Pappas, as applicable), including if a court of competent jurisdiction or a duly authorized Governmental Authority requires any such statement in a final Order (as defined in the Settlement Agreement) or (b) if there is a Requirement of Law (as determined in good faith by counsel to AIC or Pappas, as applicable) for the filing of any Transaction Document with a Governmental Authority or other disclosure related thereto; and, provided, further, that the parties hereto are expressly authorized to disclose to any and all persons the structure and tax aspects of the transactions contemplated by this Agreement and the other Transaction Documents and all materials of any kind that are provided to such party related to such structure and tax aspects.

     18.5. Notices. All notices, demands and other communications hereunder shall be made in writing and shall be sent by registered or certified first-class mail, return receipt requested, courier service or personal delivery:

                               (1) if to Pappas:

                               c/o Pappas Telecasting Companies
                               500 South Chinowth Road
                               Visalia, CA  93277
                               Tel: (559) 733-7800
                               Attention: Dennis J. Davis

                               with a copy to:

                               Kaye Scholer, LLP
                               425 Park Avenue
                               New York, NY  10022
                               Tel: (212) 836-8000

                               Attention:       Lynn Toby Fisher, Esq
                                                Aaron Rubinstein, Esq.

                               and with a copy to:

                               Paul Hastings Janofsky & Walker, LLP
                               1299 Pennsylvania Avenue, N.W.
                               10th Floor
                               Washington, DC  20004-2400
                               Tel: (202) 508-9500
                               Attention: John Griffith Johnson Jr., Esq.

                               (2) if to AIC:

                               c/o TV Azteca, S.A. de C.V.
                               Periferico Sur 4121
                               Col. Fuentes de Pedregal
                               C.P. 14141 Mexico
                               Delegacion Tlalpan
                               Mexico, D.F.
                               Tel: 011-525-5-30995751
                               Attention:  Lic. Francisco X. Borrego Hinojosa

                               and with a copy to:

                               Paul, Weiss, Rifkind, Wharton & Garrison
                               1285 Avenue of the Americas
                               New York, NY  10019-6064
                               Tel: (212) 373-3000

                               Attention:   Judith R. Thoyer, Esq.
                                            Jay Cohen, Esq.

                               and with a copy to:

                               Hogan & Hartson L.L.P.
                               555 Thirteenth Street, N.W.
                               Washington, DC  20004
                               Tel: (202) 637-5600
                               Attention:   Mace J. Rosenstein, Esq.
                                            Jacqueline P. Cleary, Esq.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; and when delivered by courier, if delivered by commercial courier service; when actually received by the intended recipient, if mailed; provided, however, that if any notice, demand or other communication is delivered or received, as the case may be, after 5:00 P.M. New York City time on a Business Day or delivered or received, as the case may be, on a day that is not a Business Day, such notice, demand or communication shall be deemed to have been duly given pursuant to this Section
18.5 on the next succeeding Business Day. Any party may by notice given in accordance with this Section 18.5 designate another address or Person (as such term is defined in the Settlement Agreement) for receipt of notices hereunder, but such notice shall not be effective until actually received. For purposes of this Agreement, the term "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York or Mexico City, Mexico are authorized or required by law or executive order to close.

     18.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

     18.7. Headings; Gender. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement. As used herein, masculine pronouns shall include the feminine and neuter, neuter pronouns shall include the masculine and feminine, and the singular shall be deemed to include the plural. As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation." Except as otherwise indicated, all references in this Agreement to "Sections", "Exhibits" and "Attachments" are intended to refer to Sections of this Agreement, Exhibits to this Agreement and Attachments to this Agreement.

     18.8. Further Assurances. Each party hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as may be necessary, advisable or convenient to carry out the intent and purpose of this Agreement.

     18.9. Rule of Construction. The general rule of construction for interpreting a contract, which provides that the provisions of a contract should be construed against the party preparing the contract, is waived by the parties hereto. Each party acknowledges that such parry was represented by separate legal counsel in this matter who participated in the preparation of this Agreement or such party had the opportunity to retain counsel to participate in the preparation of this Agreement but elected not to do so.

     18.10. Remedies. Except as otherwise provided herein, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, and each and every remedy shall be cumulative and shall be in addition to every remedy under this Agreement or now or hereafter existing at law or in equity.

     18.11. Specific Performance. The parties recognize that if a party breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate the non-breaching party for its injury. Except as set forth in Section 12.2, the non-breaching party shall therefore be entitled, in addition to any other remedies that may be available (including the provisions of Section 11 (relating to indemnification)), to obtain specific performance of the terms of this Agreement. If any action is brought by the non-breaching party to enforce this Agreement the breaching party shall waive the defense in any such action that there is an adequate remedy at law and interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy hereunder, and the breaching party agrees that the non-breaching party shall have the right to seek specific performance without being required to prove actual damages, post bond, or furnish other security. This Section 18.11 shall not limit the non-breaching party's ability to seek damages in the event such party elects to terminate this Agreement as a result of a Breach hereunder by the other party instead of seeking specific performance.

     18.12. Consent to Jurisdiction. Any Claim arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought by the parties and heard and determined only in Delaware Chancery Court, unless Delaware Chancery Court determines that it does not have jurisdiction over such Claim, in which case such Claim may be brought by the parties and heard and determined only in Delaware state court or a federal court sitting in Delaware. The parties hereto consent to jurisdiction before and waive any objections of venue to the Delaware Chancery Court, Delaware state court and any federal court sitting in Delaware. Each party agrees not to assert, by way of motion, as a defense or otherwise, in any such Claim, that it is not subject personally to the jurisdiction of any such courts, that such Claim is brought in an inconvenient forum, that the venue of such Claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by any such courts. Each party further irrevocably submits to the jurisdiction of Delaware Chancery Court, Delaware state court and any federal court sitting in Delaware in any such Claim. Each of the parties irrevocably consents to service of process in the manner provided for notices in Section 18.5. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law.

     18.13. GOVERNING LAW. THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND

CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

     18.14. Severability. If any provision of this Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner which shall render it valid and enforceable. No invalidity or unenforceability shall affect any other portion of this Agreement.

     18.15. No Third Party Beneficiaries. This Agreement is not for the benefit of any third party and shall not be deemed to grant any right or remedy to any third party whether or not referred to herein.

     18.16. No Agency Relationship. Nothing contained herein shall be construed so as to create any joint venture, partnership, business combination, or agency relationship between AIC and Pappas and neither party shall be authorized to act on behalf of the other.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.


                              PAPPAS SOUTHERN CALIFORNIA LICENSE, LLC

                              By: Pappas Telecasting of Southern California LLC
                                  its Sole Member

                                  By: Pappas Telecasting Companies,
                                      its Manager

                                    By: /s/ Harry Pappas
                                       --------------------------------------
                                       Name:   Harry Pappas
                                       Title:  President


                              PAPPAS TELECASTING OF SOUTHERN CALIFORNIA LLC

                              By: Pappas Telecasting Companies, its Manager

                              By: /s/ Harry Pappas
                                 --------------------------------------
                                 Name:   Harry Pappas
                                 Title:  President


                              AZTECA INTERNATIONAL CORPORATION


                              By: /s/ Luis J. Echarte
                                 --------------------------------------
                                 Name:  Luis J. Echarte
                                 Title: Chief Executive Officer


                              By: /s/ Francisco X. Borrego
                                 --------------------------------------
                                 Name:  Francisco X. Borrego
                                 Title: Director


                              By: /s/ Carlos Hesles Flores
                                 --------------------------------------
                                 Name:  Carlos Hesles Flores
                                 Title: Director


                              TV AZTECA, S.A. de C.V.


                              By: /s/ Francisco X. Borrego
                                 --------------------------------------
                                 Name:   Francisco X. Borrego
                                 Title:  General Counsel

                            LOCAL MARKETING AGREEMENT

                                  ATTACHMENT A

                                PAYMENT SCHEDULE

     1. Certain Definitions. For purposes hereof:

     "Amended and Restated Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of February 1, 2003, by and between PTSC and AIC.

     "PTSC Debt" has the meaning set forth in the Amended and Restated Credit Agreement.

     "Quarterly Consideration Date" means each three month, six month, nine month and annual anniversary of the Effective Date or the Extension Period Effective Date (as defined below), as applicable, or the next Business Day thereafter if any such date is not a Business Day.

     "Quarterly Consideration" means:

     (i) during the initial Term of this Agreement as set forth in Section 3.1 of this Agreement, an amount equal to the product of:

          (1) the result of dividing (x) U.S. Fifteen Million Dollars ($15,000,000), by (y) 365 or 366 days as applicable for the relevant year, multiplied by

          (2) the actual number of days elapsed from the Effective Date or from the immediately prior Quarterly Consideration Date, as applicable, to the following Quarterly Consideration Date (or, if earlier, the date of termination of this Agreement); and

     (ii) commencing on the first day of any extension of the initial Term pursuant to Section 3.3 (the "Extension Period Effective Date"), an amount equal to the product of:

          (1) the result of dividing (x) U.S. Twenty-Four Million Five Hundred Sixty Thousand Dollars ($24,560,000), by (y) 365 or 366 days as applicable for the relevant year, multiplied by

          (2) the actual number of days elapsed from the Extension Period Effective Date or from the immediately prior Quarterly Consideration Date during such extension of the initial Term, as applicable, to the following Quarterly Consideration Date (or, if earlier, the date of termination of this Agreement).

     2. Quarterly Consideration. On each Quarterly Consideration Date for the prior quarter, AIC shall pay to Pappas the Quarterly Consideration in consideration for the broadcast of the Programming on the Station as provided herein; provided, however, that AIC may set off against the Quarterly Consideration on a dollar-for-dollar basis all amounts then due and payable by PTSC to AIC in respect of interest on the PTSC Debt under the Amended and

Restated Credit Agreement up to the maximum amount set forth in clause (i) of the definition of Quarterly Consideration.

     3. Failure to Broadcast. If Pappas preempts the Programming for any reason other than a reason permitted under Sections 4 and 9 of this Agreement and the FCC Expert makes a determination that such preemption was not permitted by
Section 4 or 9, the FCC Expert shall also make a determination of the reimbursement payable by Pappas to AIC, based upon the pro rata portion of the Quarterly Consideration paid with respect to any periods of time during which such Programming is not broadcast, and Pappas shall reimburse AIC for such amount as directed in the Expert Decision. AIC may set off against the Quarterly Consideration on a dollar-for-dollar basis all amounts payable under this Paragraph 3 which remain unpaid on any Quarterly Consideration Date.

                                  ATTACHMENT B

                                    EMPLOYEES

                                  Schedule 10.1

     AIC shall reimburse Pappas for the following expenses, costs and taxes, which are attributable to the term of the LMA: (i) the salaries, payroll taxes, medical and other benefits and all related costs of the Pappas Employees and appropriate insurance (including worker's compensation and medical and general liability insurance), which for the calendar year 2003 will not exceed $250,000 and will not increase by more than the greater of (A) ten percent per year or
(B) an amount equal to the prevailing market rate for such year in subsequent calendar years, (ii) all expenses payable under or with respect to the transmitter site lease (other than any arrearages existing as of the Effective
Date), (iii) all expenses payable under or with respect to the studio site lease (or any substitute therefor), (iv) all utility payments required for the operation of the tower site or the studio site, (v) FCC regulatory fees, (vi) all taxes related to the KAZA Assets (as such term is defined in the Option Agreement) or the operation of the Station (other than income, gain, franchise, or similar income-based taxes), (vii) reasonable fees of FCC counsel incurred with respect to the Station, and (viii) any insurance premiums paid by Pappas and deductibles paid by Pappas under any insurance policy that Pappas maintains pursuant to Section 14.1.5. For purposes of illustration only: the current monthly rent for the transmitter site is $13,085; the average monthly cost of utilities for the transmitter site for the last six months of calendar year 2002 was $18,020; the current monthly rent for the studio site lease is $5,782; the cost of FCC regulatory fees for the fiscal year ended September 30, 2002 was approximately $14,000. Except for the expenses described in clause (i) of the first sentence of this paragraph, Pappas makes no representation that the level of any expenses incurred by AIC after the Effective Date will correspond to the level of expenses listed above.

     With respect to any period beginning prior to and ending after the LMA Effective Date (but not after the end of the Term) or any period beginning after the Effective Date (but not after the end of the Term) and ending after the termination of this Agreement, any Taxes (other than income, gain, franchise or similar income-based taxes), and any expenses other than Taxes, that are described in this Schedule 10.1 shall be prorated for such periods in such manner as is described in Section 7.1(a)(i) of the Option Agreement in the manner set forth in Section 7.1(a)(ii) and 7.1 (e) of the Option Agreement, respectively.

     In addition to the expenses listed above, which shall be paid by Pappas and reimbursed by AIC, AIC shall be responsible for all expenses incurred by AIC in the operation and maintenance of the Station, the KAZA Assets or the Business during the Term and any reasonable expenses incurred by Pappas in the operation and maintenance of the Station during the Term; provided, however, that AIC shall not reimburse Pappas for any programming except than as otherwise provided herein.

                                    EXHIBIT A

                 BROADCAST STATION PROGRAMMING POLICY STATEMENT

     AIC agrees to cooperate with Pappas in the broadcasting of programs of the highest possible standard of excellence, and for this purpose to observe the following regulations in the preparation, writing, and broadcasting of its programs.

     I. No Plugola or Payola. AIC covenants that it shall not accept, and shall instruct its employees not to accept, any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, materials, supplies or other merchandise, services or labor, in exchange for the broadcast of program matter whether or not pursuant to written contracts or agreements between AIC and merchants or advertisers, unless the payor is identified in the program as having paid for or furnished such consideration in accordance with FCC requirements.

     II. No Lotteries. Announcements giving any information about lotteries or games, to the extent that such announcements are prohibited by federal or state law or regulation, are prohibited.

     III. Election Procedures. At least fifteen (15) days before the start of any primary or general election campaign, AIC will clear with Pappas' General Manager the rates that AIC will charge for advertising time to be sold on the Station to legally-qualified candidates for election to public office and/or to their supporters, in order to make certain that the rates charged are in conformance with applicable law and Station policy (a copy of which is attached).

     IV. Required Announcements. AIC shall broadcast (i) an announcement in a form satisfactory to Pappas at the beginning and at the end of each day's transmissions by the Station, and at the beginning of each hour during the Station's operations, to identify the Station, and (ii) any other announcements that may be required by law, regulation, or Station policy (a copy of which is attached).

     V. No Illegal Announcements. No announcements or promotion prohibited by the Communications Laws or other federal or state law or regulation shall be made over the Station. Any game, contest, or promotion relating to or to be presented over the Station must be fully stated and explained in advance to Pappas, who reserves the right in its sole discretion to reject any game, contest, or promotion.

     VI. Pappas Discretion Paramount. In accordance with Pappas' responsibility under the Act and the rules and regulations of the FCC, Pappas reserves the right to reject or to terminate any advertising proposed to be presented or being presented over the Station which is in conflict


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          with Station policy (a copy of which is attached) or which in Pappas'
          or its General Manager's sole judgment would not serve the public interest.

     Pappas may waive any of the foregoing regulations in specific instances if, in its opinion, the Station will remain in compliance with all applicable laws, rules, regulations, and policies and if broadcasting in the public interest will be served. In any case where questions of policy or interpretation arise, AIC should submit such questions to Pappas for decision before making any commitments in connection therewith.

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